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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement of Peninsula Gaming Co. LLC on Form S-4 of our report dated March 31, 1999 with respect to Greater Dubuque Riverboat Entertainment Company, L.C. and Harbor Community Investment, L.C. and our report dated September 23, 1999, with respect to Peninsula Gaming Company, LLC both appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the headings "Summary Combined Financial and Operating Data", "Selected Combined Financial Data", and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
Cedar Rapids, Iowa
February 2, 2000